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                                              USAir Group, Inc.
                                                 Exhibit 11
                        Computation of Primary and Fully Diluted Earnings Per Share
                                                (unaudited)

                                   (in thousands except per share amounts)

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                                                           Three Months Ended           Six Months Ended
                                                                 June 30,                   June 30,
                                                         ----------------------     -----------------------
                                                            1995         1994         1995           1994
                                                            ----         ----         ----           ----
Adjustments to Net Income (Loss)
================================

Net income (loss)                                        $ 112,860    $  13,813     $  15,976     $(182,842)
Preferred dividend requirement                             (21,046)     (19,335)      (41,629)      (38,555)
                                                          --------     --------      --------      --------
Net income (loss) applicable to common stock
  and common stock equivalents used for primary
  computation                                               91,814       (5,522)      (25,653)     (221,397)
Fully diluted adjustments
  Assume conversion of preferred stock
    Preferred dividend requirement                          21,046       19,335        41,629        38,555
                                                          --------     --------      --------      --------
      Adjusted net income (loss) applicable to
        common stock assuming full dilution              $ 112,860    $  13,813     $  15,976     $(182,842)
                                                          ========     ========      ========      ========

Adjustments to Common Shares Outstanding
========================================

Average number of shares of common stock                    62,321       59,616       61,976         59,446
Primary Adjustments 1)
  Assume exercise of options and common stock
    equivalents                                                 66            -            -              -
                                                          --------     --------     --------       --------
    Total average number of common and common
      equivalent shares used for primary computation        62,387       59,616       61,976         59,446
                                                          ========     ========     ========       ========


Average number of shares of common stock                    62,321       59,616       61,976         59,446

Fully Diluted Adjustments 2)
  Assume exercise of options                                   138            -          138             26
  Assume conversion of preferred stock                      39,156       39,156       39,156         39,156
                                                          --------     --------     --------       --------
    Total average number of common shares assumed
      to be outstanding after full conversion              101,615       98,772      101,270         98,628
                                                          ========     ========     ========       ========

Income (Loss) Per Common Share
==============================

Primary income (loss) per common share 1)                $    1.47    $   (0.09)   $   (0.41)     $   (3.72)
                                                          ========     ========     ========       ========
Fully diluted income (loss) per common share 2)          $    1.11    $    0.14    $    0.16      $   (1.85)
                                                          ========     ========     ========       ========


1) The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.
2) The assumed exercise of options and conversion of preferred stock which are anti-dilutive are included in accordance with
   Regulation S-K Item 601(b)(11).
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